Exhibit 99.1 Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002

Summit Midstream Partners, LP Announces

Cash Tender Offer for Its Series A Preferred Units

Houston, Texas (November 10, 2020) – Summit Midstream Partners, LP (NYSE: SMLP) (the “Partnership”) announced today that it will commence an offer to purchase (the “Tender Offer”) for cash up to $25,000,000.00 aggregate purchase price (the “Maximum Aggregate Purchase Price”) of its 9.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Series A Preferred Units”). For each Series A Preferred Unit that is accepted in the Tender Offer, the holder will receive $200.00 (the “Purchase Price”). The Tender Offer is conditioned on, among other things, that holders of at least 75,000 Series A Preferred Units validly tender (and not properly withdraw) their Series A Preferred Units prior to the expiration date of the Tender Offer.

The Tender Offer is scheduled to expire at 11:59 p.m., New York city time, on December 9, 2020, unless extended (the “Expiration Date”). The Partnership will pay the Purchase Price for each Series A Preferred Unit it purchases promptly after the Expiration Date and the acceptance of the Series A Preferred Units for purchase.

Assuming that the Tender Offer is fully subscribed, the number of Series A Preferred Units that will be purchased at the Purchase Price under the Tender Offer is 125,000. If the aggregate number of Series A Preferred Units that are validly tendered and not properly withdrawn as of the Expiration Date (the “Total Tendered Amount”) exceeds the Maximum Aggregate Purchase Price, the Partnership will accept for purchase that number of Series A Preferred Units that does not result in the Total Tendered Amount exceeding the Maximum Aggregate Purchase Price. In that event, the Series A Preferred Units that will be accepted for purchase will be subject to proration, as described in the Offer to Purchase.

Holders that tender Series A Preferred Units that are accepted will forfeit any claim to all accumulated and unpaid distributions on their Series A Preferred Units, regardless of when accumulated, including any distributions that may accumulate through the settlement date for the Tender Offer.

D.F. King & Co., Inc. is acting as the Tender and Information Agent for the Tender Offer.

The complete terms and conditions of the Tender Offer will be set forth in the Offer to Purchase and related Letter of Transmittal that will be filed with the U.S. Securities and Exchange Commission (the “SEC”) under cover of Schedule TO today. Copies of the Offer to Purchase and Letter of Transmittal may be found on the SEC’s website at www.sec.gov, the Partnership’s website at www.summitmidstream.com or may be obtained from the Tender and Information Agent, D.F. King & Co., Inc., at 800-669-5550 (toll free) for unitholders, 212-269-5550 for banks and brokers or smlp@dfking.com.

THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL ANY SERIES A PREFERRED UNITS. THIS PRESS RELEASE IS NOT A SOLICITATION FOR ACCEPTANCE OF THE TENDER OFFER. THE PARTNERSHIP IS MAKING THE TENDER OFFER ONLY BY, AND PURSUANT TO THE TERMS OF THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS TO BE FILED WITH THE SEC TODAY. THE TENDER OFFER IS NOT BEING MADE IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION. NONE OF THE PARTNERSHIP, OUR GENERAL PARTNER, ITS BOARD OF DIRECTORS, OFFICERS OR EMPLOYEES OR THE TENDER AND INFORMATION AGENT FOR THE TENDER OFFER MAKES ANY RECOMMENDATION IN CONNECTION WITH THE TENDER OFFER. THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS UNLAWFUL.

About Summit Midstream Partners, LP

SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMLP has an equity investment in Double E Pipeline, LLC, which is developing natural gas transmission infrastructure that will provide transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP also has an equity investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws, including, without limitation, information concerning completion of the Tender Offer, the terms and timing of the Tender Offer, and the impact of completion of the Tender Offer. The Partnership may modify the terms or timing of the Tender Offer with requisite notice. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2019 Annual Report on Form 10-K filed with the SEC on March 9, 2020, Quarterly Report on Form 10-Q for the three months ended March 31, 2020 filed with the SEC on May 8, 2020, Quarterly Report on Form 10-Q for the three months ended June 30, 2020 filed with the SEC on August 10, 2020 and Quarterly Report on Form 10-Q for the three months ended September 30, 2020 filed with the SEC on November 6, 2020, each as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contact: Ross Wong, Senior Director, Corporate Development & Finance, 832-930-7512, ir@summitmidstream.com

SOURCE: Summit Midstream Partners, LP